Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Declares Quarterly Common and Preferred Dividends

For Release August 20, 2026

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that its Board of Directors declared the following quarterly cash dividends for the third quarter of 2026, in each case to shareholders of record on September 15, 2026, payable on October 1, 2026:

•	A dividend of $0.11 per share on the Company’s outstanding shares of its common stock (NASDAQ:MBIN);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series C preferred stock (NASDAQ:MBINN);

•	A dividend of $20.625 per share (equivalent to $0.5156 per depositary share) on the Company’s outstanding shares of its 8.25% Series D preferred stock (NASDAQ:MBINM).

•	A dividend of $19.06 per share (equivalent to $0.4765 per depositary share) on the Company’s outstanding shares of its 7.625% Series E preferred stock (NASDAQ:MBINL).

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing (through this segment it also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $21.2 billion in assets and $14.3 billion in deposits as of June 30, 2026, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Investment Partners, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@bankmerchants.com